Exhibit (d24)

Execution copy

Money Manager Agreement

This agreement (the “Agreement”) is between TIFF Investment Program (“TIP”), a Delaware statutory trust, for its TIFF Multi-Asset Fund (the “Fund”), and Shapiro Capital Management LLC (the “Manager”), a registered investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and is effective as of April 13, 2017 (the “Effective Date”).

Recitals

TIP is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”); and

TIP wishes to retain the Manager to render advisory services to the Fund and the Manager is willing to render those services.

Now, therefore, the parties agree as follows:

1.	Managed Assets

The Manager will provide investment management services with respect to assets placed with the Manager on behalf of the Fund from time to time. Such assets, as changed by investment, reinvestment, additions, disbursements of expenses, and withdrawals, are referred to in this Agreement as the “Managed Assets.” The Fund may make additions to or withdraw all or any portion of the Managed Assets from this management arrangement at any time.

2.	Appointment and Powers of Manager; Investment Approach

(a)          Appointment. TIP, acting on behalf of the Fund, hereby appoints the Manager to manage the Managed Assets for the period and on the terms set forth in this Agreement. The Manager hereby accepts this appointment and agrees to render the services herein described in accordance with the requirements described in Section 3(a).

(b)          Powers. Subject to the supervision of the Board of Trustees of TIP and subject to the supervision of TIFF Advisory Services, Inc. (“TAS”) as Investment Adviser to the Fund, the Manager shall direct investment of the Managed Assets in accordance with the Manager’s Investment Approach and the requirements of Section 3(a). TIP, acting on behalf of the Fund, grants the Manager authority to:

(i)	Acquire (by purchase, exchange, subscription, or otherwise), hold and dispose of (by sale, exchange, or otherwise) investments and other securities;

(ii)	Determine what portion of the Managed Assets will be held uninvested; and

Shapiro Money Manager Agreement

(iii)	Enter into such agreements and make such representations (including representations regarding the purchase of securities for investment) as may be necessary or proper in connection with the performance by the Manager of its duties hereunder.

(c)          Power of Attorney. To enable the Manager to exercise fully the discretion granted hereunder, TIP appoints the Manager as its attorney-in-fact to invest, sell, and reinvest the Managed Assets as fully as TIP itself could do. The Manager hereby accepts this appointment.

(d)          Voting. The Manager shall be authorized to vote on behalf of the Fund any proxies relating to the Managed Assets, provided, however, that the Manager shall comply with instructions received from the Fund as to the voting of securities and handling of proxies.

(e)          Independent Contractor. Except as expressly authorized herein, the Manager shall for all purposes be deemed to be an independent contractor and shall have no authority to act for or to represent TIP, the Fund, or TAS in any way, or otherwise to be an agent of any of them.

(f)          Reporting. The Manager shall furnish to TIP upon reasonable request such information that TIP may reasonably require to complete documents, reports, or regulatory filings.

3.          Requirements; Duties

(a)          Requirements. In performing services for the Fund and otherwise discharging its obligations under this Agreement, the Manager shall act in conformity with the following requirements (the “Requirements”):

(i)	TIP’s Registration Statement under the 1940 Act and the Securities Act of 1933, as amended, on Form N-1A as filed with the Securities and Exchange Commission relating to the Fund and the shares of common stock in the Fund, as such Registration Statement may be amended from time to time (the “Registration Statement”);

(ii)	The 1940 Act, the Internal Revenue Code of 1986, as amended, and all other applicable federal and state laws and regulations which apply to the Manager in conjunction with performing services for the Fund, if any;

(iii)	Written instructions and directions of the Board of Trustees of TIP;

(iv)	Written instructions and directions of TAS; and

(v)	The Manager’s Investment Guidelines, which may be amended from time to time through mutual agreement by the Manager and TAS.

Shapiro Money Manager Agreement

The Manager only shall be responsible for complying with those requirements specified in this Paragraph 3 to the extent it has received from TIP or TAS written instructions or directions or the document that contains or states such requirements, other than the 1940 Act or the Internal Revenue Code of 1986.

(b)          Responsibility with Respect to Actions of Others. TIP places the investment portfolio of each of its funds, including the Fund, with one or more investment managers. To the extent the applicability of, or conformity with, the Requirements depends upon investments made by, or activity of, managers other than the Manager, the Manager agrees to comply with such Requirements: (i) to the extent that such compliance is within the Manager’s Investment Guidelines; and (ii) to the extent that the Manager is provided with information sufficient to ascertain the applicability of such Requirements. If it appears to the Fund at any time that the Fund may not be in compliance with any Requirement and the Fund or TAS so notifies the Manager, the Manager shall promptly take such actions not inconsistent with applicable law as the Fund or TAS may reasonably specify to effect compliance.

(c)          Responsibility with Respect to Performance of Duties. Except as permitted by Paragraph 7 of this Agreement, in performing its duties under this Agreement, the Manager will act solely in the interests of the Fund and shall use reasonable care and its best judgment in matters relating to the Fund. The Manager will not deal with the Managed Assets in its own interest or for its own account.

(d)          Valuation. The Manager shall not be responsible for calculating the Net Asset Value of the Fund’s portfolio or making final decisions on the value of portfolio securities used to calculate such net asset value, but must review regularly the pricing of the Managed Assets as made available by or on behalf of the Fund. The Manager agrees to notify the Fund promptly if the Manager reasonably believes that the value of any portfolio security comprising the Managed Assets may not reflect fair value. The Manager agrees to provide upon request any pricing information of which the Manager is aware to the Fund, to TAS, or to the Fund’s administrator to assist in the determination of the fair value of any portfolio security for which market quotations are not readily available or as otherwise required in accordance with the 1940 Act or the Fund’s valuation procedures for the purpose of calculating the Fund’s Net Asset value in accordance with procedures and methods established by the board of trustees of TIP.

4.	Recordkeeping and Reporting

(a)          Records. The Manager shall maintain proper and complete records relating to the furnishing of investment management services under this Agreement, including records with respect to the securities transactions for the Managed Assets required by Rule 31a-1 under the 1940 Act. All records maintained pursuant to this Agreement shall be subject to examination by the Fund and by persons authorized by it during reasonable business hours upon reasonable notice. Records required by Rule 31a-1 maintained as specified above shall be the property of the Fund; the Manager will preserve such records for the periods prescribed by Rule 31a-2 under the 1940 Act and shall surrender such records promptly at the Fund's request. Upon termination of this Agreement, the Manager shall promptly return records that are the Fund's property and, upon demand, shall make and deliver to the Fund true and complete and legible copies of such other records maintained as required by this Section 4(a) as the Fund may request. The Manager may retain copies of records furnished to the Fund.

Shapiro Money Manager Agreement

(b)          Reports to Custodian. The Manager shall provide to the Fund's custodian and to the Fund, on each business day, information relating to all transactions concerning the Managed Assets.

(c)          Other Reports. The Manager shall render to the Board of Directors of TIP and to TAS such periodic and special reports as the Board or TAS may reasonably request.

5.	Purchase and Sale of Securities

(a)          Selection of Brokers. The Manager shall place all orders for the purchase and sale of securities on behalf of the Fund with brokers or dealers selected by the Manager in conformity with the policy respecting brokerage set forth in the Registration Statement. Neither the Manager nor any of its officers, employees, nor any of its "affiliated persons," as defined in the 1940 Act, will act as principal with respect to the Managed Assets nor will the Manager execute any portfolio transactions for the Managed Assets with a broker or dealer which is (i) an affiliated person of the Fund; (ii) principal underwriter of the Fund's shares; or (iii) an affiliated person of  such an affiliated person, unless such transactions are: (a) exempt under applicable law or regulation, including under Rule 10f-3(b) or Rule 17a-10; (b) exempt under applicable law or regulation and executed in accordance with the Fund’s procedures adopted thereunder, including the exemptions provided by Rule 10f-3(c) or Rule 17a-7, and the Fund’s Rule 10f-3 procedures or Rule 17a-7 procedures, as the case may be; or (c) executed in accordance applicable law or regulation and executed in accordance with the Fund’s procedures adopted thereunder, including Rule 17e-1 and the Fund's Rule 17e-1 procedures. TIP agrees that it will provide the Manager with a written list of such brokers and dealers and will, from time to time, update such list as necessary.  The Manager agrees that it will provide TIP or TAS with a written list of brokers and dealers that are affiliates of the Manager and will, from time to time, update such list as necessary.

In placing such orders, the Manager will give primary consideration to obtaining the most favorable price and efficient execution reasonably available under the circumstances and in accordance with applicable law. In evaluating the terms available for executing particular transactions for the Fund and in selecting broker-dealers to execute such transactions, the Manager may consider, in addition to commission cost and execution capabilities, those factors that it deems relevant, such as the financial stability and reputation of broker-dealers and the brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended) provided by such broker-dealers. The Manager is authorized to pay a broker-dealer who provides such brokerage and research services a commission for executing a transaction which is in excess of the amount of commission another broker-dealer would have charged for effecting that transaction if the Manager determines in good faith that such commission is reasonable in relation to the value of the brokerage and research services provided by such broker-dealer in discharging responsibilities with respect to the Fund or to other client accounts as to which it exercises investment discretion.

Shapiro Money Manager Agreement

The Manager will not be liable to Client for acts or omissions made by the Administrator, Custodian, or other service provider to the Fund, unless such liability resulted from acts or omissions of the Manager or from information from the Manager.

(b)          Aggregating Orders. On occasions when the Manager deems the purchase or sale of a security to be in the best interest of the Fund as well as other advisory clients of the Manager, the Manager, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be so sold or purchased in order to obtain the most favorable price or lower brokerage commissions and efficient execution. In such event, allocation of securities so purchased or sold, as well as the expense incurred in the transaction, will be made by the Manager in the manner it considers to be most equitable and consistent with its fiduciary obligations to the Fund and its other advisory clients.

6.	Management Fees; Expenses

(a)          Management Fees. Schedule I attached hereto sets out the fees to be paid by the Fund to the Manager each month on or before the last business day of the month that follows the end of each rolling 12-month measurement period described in Schedule I. The applicable fee rate will be applied to the average daily net assets (gross of expenses except custodian transaction charges) of the Managed Assets for the applicable rolling 12-month measurement period, computed as described in the Fund’s Registration Statement, and the result divided by 12 to determine the fee payable for each month.

(b)          Expenses. The Manager shall furnish at its own expense all of its own office facilities, equipment and supplies, and shall perform at its own expense all routine and recurring functions necessary to render the services required under this Agreement, including administrative, bookkeeping and accounting, clerical, statistical, and correspondence functions. The Fund shall pay directly, or, if the Manager makes payment, reimburse the Manager for, (i) custodial fees for the Managed Assets, (ii) brokerage commissions, issue and transfer taxes and other costs of securities transactions to which the Fund is a party, including any portion of such commissions attributable to research and brokerage services; and (iii) taxes, if any, payable by the Fund. In addition, the Fund shall pay directly, or, if the Manager makes payment, reimburse the Manager for, such non-recurring special out-of-pocket costs and expenses as may be authorized in advance by the Fund.

7.	Non-Exclusivity of Services

The Manager is free to act for its own account and to provide investment management services to others. The Fund acknowledges that the Manager and its officers and employees, and the Manager's other advisory clients, may at any time have, acquire, increase, decrease or dispose of positions in the same investments which are at the same time being held, acquired for or disposed of under this Agreement for the Fund. Neither the Manager nor any of its officers or employees shall have any obligation to effect a transaction under this Agreement simply because such a transaction is effected for his or its own account or for the account of another advisory client. The Fund agrees that the Manager may refrain from providing any advice or services concerning securities of companies for which any officers, directors, partners or employees of the Manager or any of the Manager’s affiliates act as financial adviser, investment manager or in any capacity that the Manager deems confidential, unless the Manager determines in its sole discretion that it may appropriately do so. The Fund appreciates that, for good commercial and legal reasons, material nonpublic information which becomes available to affiliates of the Manager through these relationships cannot be passed on to the Fund.

Shapiro Money Manager Agreement

8.	Liability

The Manager shall not be liable to the Fund, TIP, or TAS for any error of judgment, acts, omission, or mistake of law or any loss arising out of its obligations and duties in providing services under this Agreement, except that the Manager shall be liable to the Fund for any loss resulting from Manager’s willful misfeasance, bad faith, gross negligence or reckless disregard by the Manager of its obligations and duties in providing services under this Agreement. The Manager shall not be held liable for any acts or omissions of the Fund’s Custodian or Administrator or any other third party, unless such liability resulted from acts or omissions of the Manager or information from the Manager. Nothing in this Agreement shall constitute a waiver or limitation of any rights which the Fund, TIP, or TAS may have under applicable state or federal laws, including under the Advisers Act. The Manager agrees that any liabilities arising as a result of the Manager’s performance under the previous agreement between the parties, dated as of June 27, 2012 shall survive termination of such agreement.

TIP understands that the Manager, in the performance of its obligations and duties under this Agreement, is entitled to rely in good faith upon the accuracy of the information furnished by, or on behalf of, the Fund without further investigation.

9.	Representations

(a)          The Manager hereby represents to the Fund that the Manager is registered as an investment adviser under the Advisers Act, that it has full power and authority to enter into and perform fully the terms of this Agreement, and that the execution of this Agreement on behalf of the Manager has been duly authorized and, upon execution and delivery, this Agreement will be binding upon the Manager in accordance with its terms.

(b)          The Manager represents that it is in material compliance with all applicable laws, both federal and state.

(c)          TIP hereby represents to the Manager that it has full power and authority to enter into this Agreement, its execution and delivery of this Agreement on behalf of the Fund have been duly authorized and that this Agreement represents the legal, valid and binding obligation of TIP, enforceable in accordance with its terms.

(d)          TIP acknowledges receipt of Parts 2A and B of the Manager’s Form ADV and Commodity Trading Advisor (CTA) Disclosure Document (if applicable).

Shapiro Money Manager Agreement

(e)          TIP hereby represents that TIP and the Fund are in material compliance with all applicable state and federal securities laws and regulations.

10.	Term

This Agreement shall continue in effect for a period of two (2) years from the date hereof and shall thereafter be automatically renewed for successive periods of one (1) year each, provided such renewals are specifically approved at least annually in conformity with the requirements of the 1940 Act; provided, however, that this Agreement may be terminated without the payment of any penalty, by (a) the Fund, if a decision to terminate is made by the Board of Trustees of TIP or by a vote of a majority of the Fund’s outstanding voting securities (as defined in the 1940 Act), or (b) the Manager, and in either case with at least 30 days' written notice from the terminating party and on the date specified in the notice of termination.

The rights and obligations that are provided in section (f) of Paragraph 2 and Paragraph 8 shall survive the cancellation, expiration, or termination of this Agreement.

This Agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act).

11.	Amendment

Except as otherwise provided in this Agreement, this Agreement may be amended by mutual consent, but the consent of the Fund must be approved in conformity with the requirements of the 1940 Act and any order of the Securities and Exchange Commission that may address the applicability of such requirements in the case of the Fund.

12.	Notices

Notices or other communications required to be given pursuant to this Agreement shall be deemed duly given when delivered electronically, in writing, or sent by fax or three days after mailing registered mail postage prepaid as follows:

To TIP,
the Fund,
or both:	TIFF Investment Program
c/o TIFF Advisory Services, Inc.
Attn: General Counsel
170 N. Radnor Chester Road
Suite 300
Radnor, PA 19087

Fax: 610-684-8080
Email: miops@tiff.org

Manager:	Shapiro Capital Management LLC
One Buckhead Plaza, Suite 1555
3060 Peachtree Road NW
Atlanta, GA 30305

Fax: 404-842-9610

Shapiro Money Manager Agreement

Each party may change its address by giving notice as herein required.

13.	Sole Instrument

This instrument constitutes the sole and only agreement of the parties to it relating to its object and correctly sets forth the rights, duties, and obligations of each party to the other as of its date. Any prior agreements, promises, negotiations, or representations not expressly set forth in this Agreement are of no force or effect.

14.	Counterparts

This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which, taken together, shall be deemed to constitute one and the same instrument.

15.	Applicable Law

This Agreement shall be governed by, and the rights of the parties arising hereunder construed in accordance with, the laws of the State of Delaware without reference to principles of conflict of laws. Nothing herein shall be construed to require either party to do anything in violation of any applicable law or regulation.

16.	Change in Management or Control of Manager

The Manager agrees to notify TIP and the Fund in writing of any changes in the membership of the Manager within a reasonable time period after such change.

17.	Confidential Information

Any information or recommendations supplied by any party to this Agreement, which are not otherwise in the public domain or previously known to another party in connection with the performance of obligations hereunder, including securities or other assets held or to be acquired by the Fund, transactions in securities or other assets effected or to be effected on behalf of the Fund, or financial information or any other information relating to a party to this Agreement, are to be regarded as confidential (“Confidential Information”).

Shapiro Money Manager Agreement

No party may use or disclose to others Confidential Information about the other party, except solely for the legitimate business purposes of the Fund for which the Confidential Information was provided; as may be required by applicable law or rule or compelled by judicial or regulatory authority having competent jurisdiction over the party; or as specifically agreed to in writing by the other party to which the Confidential Information pertains. Further, no party may trade in any securities issued by another party while in possession of material non-public information about that party. Lastly, the Manager may not consult with any other money managers for the Fund about transactions in securities or other assets of the Fund, except for purposes of complying with the 1940 Act or SEC rules or regulations applicable to the Fund. Nothing in this Agreement shall be construed to prevent the Manager from lawfully giving other entities investment advice about, or trading on their behalf in, shares issued by the Fund or securities or other assets held or to be acquired by the Fund.

In witness whereof, the parties hereto execute this Agreement on and make it effective on the Effective Date specified in the first paragraph of this Agreement.

TIFF Investment Program	Shapiro Capital Management LLC
on behalf of the Fund

/s/ Dawn I. Lezon	/s/ Sam Shapiro
Signature	Signature

Dawn I. Lezon, CFO, Treasurer	Sam Shapiro, Chairman
Print Name/Title	Print Name/Title

Shapiro Money Manager Agreement

Schedule I

Dated April 13, 2017

to the

Money Manager Agreement (the “Agreement”)

Dated as of April 13, 2017

Between

Shapiro Capital Management LLC (the “Manager”) and

TIFF Investment Program for its TIFF Multi-Asset Fund (the “Fund”)

Note: This new Agreement has been entered into following a termination resulting from an assignment of the previous agreement between the parties, dated as of June 27, 2012, and shall not be considered an early termination under the provisions of the previous agreement. The compensation and fee schedule that were in effect at the time of the termination of the previous agreement and the compensation and fee schedule set for herein are identical, and the fees payable to the Manager hereunder shall be calculated using the applicable measuring periods as though there was no termination.

Compensation

As compensation for the services performed and the facilities and personnel provided by the Manager pursuant to this Agreement, the Fund will pay to the Manager a fee according to the following formula:

Fee = 46 + [0.130 x {Excess Return – 121}]; subject to Floor of 50 bp, Cap of 95 bp and computed in accordance with the following provisions.

All capitalized terms used but not defined in this Schedule I shall have the meanings ascribed to them in the Agreement.

Certain Defined Terms

"Beginning Date" shall mean the date that the Manager begins (or resumes after a hiatus) to render services under this Agreement.

"Minimum Fee" shall mean, with respect to any full calendar month, the result obtained by multiplying the average daily value of the net assets (gross of expenses) of the Managed Assets during such month by 1/12th of the "floor rate" set forth in Schedule 1 to this Agreement.

Shapiro Money Manager Agreement

"Performance Adjusted Fee," shall mean the result obtained by multiplying the average daily value of the net assets of the Managed Assets during the performance measurement period by 1/12th of the Performance Fee Rate determined in accordance with this Schedule 1, where the performance measurement period is the one-year period beginning on the first day of the twelfth month prior to such month and ending on the last day of the month prior to such month.

"Performance Fee Rate" shall mean the rate of fee produced by application of the formula set forth in Schedule 1 hereto. Under such formula, the rate of fee varies directly with the time-weighted rate of return achieved for the Fund by the Manager over the applicable performance measurement period, but is never greater than the "cap" rate nor less than the "floor" rate specified in the formula. The rate of fee varies above and below the "fulcrum" fee rate, i.e., the rate that is midway between the cap rate and the floor rate, depending on the amount by which the Manager's return exceeds, or is less than, the return of the "benchmark" specified in the formula. (The rate of return at which the Performance Fee Rate will equal the fulcrum fee rate is equal to the benchmark return plus the "hurdle" rate incorporated in the formula.) The rate at which the Performance Fee Rate changes in response to a specified increment of change in the Manager's performance relative to the performance of the benchmark is constant. The Performance Fee Rate will change as the Manager's performance varies from the performance of the benchmark in increments of one basis point.

Fee For Services

(a) Fee. For services rendered by the Manager hereunder during consecutive full calendar months; the Manager shall be entitled to a fee equal to the Performance Adjusted Fee, payable by the Fund during the month following the month in which such fees are earned.

(b) Early Termination. If the Manager ceases to render services hereunder at any time during, and before the end of, any calendar month, the Manager shall be entitled to a fee for services rendered hereunder during such month equal to 150% of the Minimum Fee (prorated based on the number of days during such calendar month that the Manager provided services hereunder) payable by the Fund during the month following the month in which the Manager ceased to render services hereunder.

(c) The parties agree that the entering into of this Agreement shall not be considered an early termination with respect to the Fund under the provisions of the previous agreement. The compensation and fee schedule that were in effect under the previous agreement and the compensation and fee schedule herein are identical, and the fees payable to the Manager hereunder shall be calculated using the applicable measuring periods as though the previous agreement had not been superseded with this Agreement.